EXHIBIT (21)

                      GLEASON CORPORATION AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT

                                             State or Country     Percent
           Subsidiary                        of Incorporation     Ownership

   Gleason Foreign Sales Corporation         Barbados                100

   The Gleason Works                         New York                100

       Alliance Tool Corporation             New York                100

       Gleason Works (Holdings) Limited      United Kingdom          100

           Gleason Works Limited             United Kingdom          100

       Gleason International
          Marketing Corporation              Delaware                100

       Gleason Corporation Sales             Michigan                100

       Gleason Australia (Services)
          Pty. Limited                       Australia               100